Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Xtant Medical Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.000001 per share	457(c) and 457(h)	5,500,000 shares	$0.87	$4,785,000	$110.20 per $1,000,000	$527.31
Total Offering Amounts					$4,785,000		$527.31
Total Fee Offsets							0
Net Fee Due							$527.31

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (Securities Act), this registration statement will also cover any additional shares of common stock, par value $0.000001 per share, of Xtant Medical Holdings, Inc. (Common Stock) that become issuable under the Xtant Medical Holdings, Inc. 2023 Equity Incentive Plan (2023 Plan) by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock on July 26, 2023, as reported by the NYSE American.

(3)	The Registrant does not have any fee offsets.